Exhibit 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        INTEGRATED SECURITY SYSTEMS, INC.

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)


         Integrated Security Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         A.     The name of the Corporation is Integrated Security Systems, Inc.

         B. The Corporation's Amended and Restated Certificate of Incorporation, as amended, is hereby amended to increase the total number of authorized shares of Common Stock of the Corporation by deleting Article FOURTH in its entirety and substituting the following in lieu thereof:

                "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 150,750,000 shares, of which 150,000,000 shares shall be Common Stock, par value $0.01 per share ("Common Stock") and 750,000 shares shall be Preferred Stock, par value $0.01 per share ("Preferred Stock")."

         C. The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation on such amendment.

         D.     The   stockholders   of  the   Corporation   duly  approved  the
above-referenced amendment.

         E. The above-referenced amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of May 13, 2004.


                                  INTEGRATED SECURITY SYSTEMS, INC.



                                  /s/ C. A. RUNDELL, JR.
                                  -------------------------------------------
                                  C. A. Rundell, Jr., Chief Executive Officer